                                                                    EXHIBIT 10.1


                     AMENDED AND RESTATED SERVICES AGREEMENT

         This AMENDED AND RESTATED SERVICES AGREEMENT (this "Agreement") is made and entered into as of April 1, 2001 by and between 3333 HOLDING CORPORATION, a Nevada corporation ("Holding"), and CENTEX SERVICE COMPANY, a Nevada corporation ("Service Company").

                                    RECITALS

         A. Holding desires to engage Service Company to perform certain services for Holding and its subsidiaries and affiliates, as hereinafter set forth.

         B. Service Company desires to accept such engagement upon the terms and subject to the conditions set forth in this Agreement.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Holding and Service Company do hereby agree as follows:

         1. Term of Agreement. The initial term of this Agreement shall extend from the date hereof to the close of business on March 31, 2002, provided that this Agreement shall continue thereafter for successive one-year terms unless and until terminated in accordance with the provisions of Section 7 hereof.

         2. Services. Service Company shall provide, either directly or through its affiliates, such tax, accounting, bookkeeping, legal, treasury, information technology support, facilities management, insurance, employee benefits, public relations, clerical and similar services to Holding in connection with its business as may from time to time be requested by Holding.

         3. Liability of Service Company. Service Company shall not be liable, responsible or accountable in damages or otherwise to Holding for any act performed by Service Company on behalf of Holding and in a manner reasonably believed by Service Company to be within the scope of the authority granted to it by this Agreement and in the best interests of Holding, provided that Service Company was not guilty of gross negligence or willful or wanton misconduct with respect to such act.

         4. Indemnification. Holding shall indemnify, save harmless and defend Service Company and each of Service Company's shareholders, directors, officers, employees, agents, attorneys and insurers (individually, an "Indemnitee") against any and all losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses (including reasonable attorneys' fees), including losses, damages, liabilities, judgments, fines, penalties, amounts paid in settlement and expenses (including reasonable attorneys' fees) incurred as the result of the negligence of any Indemnitee, arising out of or in connection with anything done or omitted by such Indemnitee in connection with the performance by Service Company of its duties and obligations under this Agreement, provided that such Indemnitee's conduct did not constitute gross negligence or willful or wanton misconduct.



AMENDED AND RESTATED SERVICES AGREEMENT - Page 1

         5. Compensation. Service Company shall receive a fee for its services under this Agreement as follows: (i) from April 1, 2001 through September 30, 2001, $50,000 per quarter; (ii) from October 1, 2001 through March 31, 2002, $12,500 per quarter; and (iii) if the term of this Agreement is renewed in accordance with Section 1, $12,500 per quarter thereafter. All such payments shall be paid by Holding to Service Company within 10 days after the end of each calendar quarter. In addition, Holding shall pay to Service Company an amount equal to the reasonable costs and expenses incurred and paid by Service Company in connection with the performance of its duties and obligations under this Agreement, including but not limited to any taxes paid by Service Company in connection with the performance of its duties and obligations under this Agreement, including but not limited to any taxes paid by Service Company on behalf of Holding and the allocable portion of Service Company's bookkeeping, clerical and other general and administrative expenses. Service Company shall submit invoices to Holding from time to time setting forth in reasonable detail the costs and expenses incurred and paid by it for which it claims the right to receive payment under this Section 5. Holding shall pay to Service Company within 10 days after receiving any such invoice the amount set forth on such invoice that Service Company is entitled to receive under this Section 5. If Holding fails to make such payment within such 10 day period, the amount so owing by Holding to Service Company shall bear interest from and after the day on which Service Company paid such costs and expenses on behalf of Holding until such amount has been paid in full at a rate equal to the lesser of the prime rate announced or published by Bank of America, N.A. (or its successor) from time to time or the maximum rate of interest permitted under applicable law.

         6. Assignment and Delegation. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other party hereto. Any consent granted by either party to an assignment by the other party shall not be deemed a consent to any subsequent assignment. Notwithstanding the foregoing, Service Company may, without the consent of Holding, assign and delegate the performance of and the responsibility for any duties and obligations of Service Company hereunder to any corporation, firm, joint venture or partnership 50% or more of whose voting stock (or its equivalent) is owned directly or indirectly by, or which is otherwise controlled by, Centex Corporation. Upon execution of any such assignment and delegation, notice thereof in the form of an executed copy of the document or instrument effecting such assignment and delegation shall be delivered promptly by Service Company to Holding and Service Company shall be released from any further obligation or responsibility under this Agreement for the performance of the duties and obligations so assigned and delegated.

         7. Termination. This Agreement may be terminated by any of the following methods:

         (a) Subject to the limitations set forth herein, this Agreement may be terminated by written notice from either party to the other prior to March 1 of any year. Any such termination will be effective on the following March 31. Notwithstanding the foregoing, Holding may not terminate this Agreement pursuant to this Section 7(a) prior to the later of: (i) the date of Detachment of the Warrants (following which no Warrants remain in the Deposit Account) pursuant to Section 8.3(b) of that certain Nominee Agreement dated November 30, 1987, as affected by that certain Supplement to Nominee Agreement dated as of July 27, 2000 (collectively, the "Nominee Agreement") entered into by and between Centex Corporation, a Nevada corporation of which Service Company is a subsidiary ("Centex Corporation"), Centex Development Company, L.P., a Delaware limited partnership (the "Partnership"), and certain other parties. As used in this subsection (a), capitalized terms shall have the meanings assigned to them in the Nominee Agreement; and (ii) the date of Payout, as that term is defined in Article II of that certain Second Amended


AMENDED AND RESTATED SERVICES AGREEMENT - Page 2
                  and Restated Agreement of Limited Partnership of Centex Development Company, L.P., dated February 24, 1998.

         (b) This Agreement may be terminated at any time by written agreement of the parties hereto.

         (c) If either party breaches any of the terms of this Agreement, the other party hereto shall give the breaching party written notice of such breach. If the breaching party fails to remedy the breach within 30 days after receiving such notice the other party may terminate this Agreement; provided, however, that if at the expiration of such 30 day period the breaching party is diligently using its best efforts to remedy the breach, the other party may not terminate this Agreement on account of such breach during the additional period, not to exceed 60 days, in which the breaching party continues without interruption to use its best efforts to remedy the breach.

         (d) If either party hereto shall be dissolved and its business terminated, this Agreement shall automatically terminate upon the effectiveness of such dissolution.

No termination of this Agreement shall have the effect of terminating Service Company's right to collect any amounts owed to it under this Agreement. Within 30 days following the termination of this Agreement, Service Company shall deliver to Holding all instruments, documents, reports, books, accounts and records, and copies thereof, that Service Company has received from or that pertain to Holding.

         8. Confidentiality. Service Company agrees that any information regarding Holding that Service Company obtains or is furnished in connection with the performance of its duties and obligations under this Agreement, including, but not limited to, information regarding Holding's business and operations is confidential and proprietary, and Service Company agrees to maintain the confidentiality of such information and not to disclose such information to any other party without the prior written consent of Holding, except to the extent that such disclosure is necessary to enable Service Company to perform its duties and obligations under this Agreement or to comply with its legal obligations. Information that is generally known in the industry or to the public shall not be deemed confidential or proprietary information for purposes of this Section 8.

         9. Notices. Any notice, statement or demand required or permitted to be given under this Agreement shall be in writing and shall be personally delivered, sent by mail, or sent by telegram or telex, confirmed by letter, addressed to the party in the manner and at the address shown below, or at such other address as the party shall have designated in writing to the other party:

         To Holding:       3333 Holding Corporation
                           2728 N. Harwood, 3rd Floor
                           Dallas, Texas 75201
                           Attention: General Counsel

         To Service        Centex Service Company
         Company:          2728 N. Harwood, 9th Floor
                           Dallas, Texas 75201
                           Attention: General Counsel


AMENDED AND RESTATED SERVICES AGREEMENT - Page 3

         10. Nature of Relationship. The parties hereto intend that Service Company's relationship to Holding shall be that of an independent contractor. Nothing contained in this Agreement shall constitute or be construed to be or create a partnership or joint venture between Service Company and Holding or their successors or assigns, and neither Service Company nor any officer or employee of Service Company shall be considered at any time to be an employee of Holding.

         11. Amendments. This Agreement cannot be amended, changed or modified except by another agreement in writing, duly signed by both parties hereto.

         12. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof.

         13. Headings. The section headings contained herein are for convenience of reference only and are not intended to define, limit, or describe the scope or intent of any provision of this Agreement.

         14. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.

         15. Severability. Any provision of this Agreement that is prohibited or unenforceable under the laws of any jurisdiction shall be ineffective in such jurisdiction to the extent necessary to render such provision valid and enforceable, and if such provision cannot be rendered valid and enforceable in such jurisdiction by limitation it shall be ineffective therein. The invalidity or unenforceability of any provision of this Agreement shall not render invalid or unenforceable any other provision of this Agreement.

         16. Previous Agreements. This Agreement supersedes and replaces all prior written agreements between Holding and Service Company relating to Service Company's performance of services for Holding (including, without limitation, that certain Service Agreement dated May 5, 1987 and any amendments thereto). Service Company and Holding agree that all such previous agreements are hereby terminated.





                            [Signature Page Follows]


AMENDED AND RESTATED SERVICES AGREEMENT - Page 4

         IN WITNESS WHEREOF, Holding and Service Company have executed this Agreement as of the day and year first set forth.


                                                3333 HOLDING CORPORATION,
                                                a Nevada corporation



                                                By:
                                                       -------------------------
                                                Name:
                                                       -------------------------
                                                Title:
                                                       -------------------------


                                                CENTEX SERVICE COMPANY,
                                                a Nevada corporation


                                                By:
                                                       -------------------------
                                                Name:
                                                       -------------------------
                                                Title:
                                                       -------------------------



AMENDED AND RESTATED SERVICES AGREEMENT - Page 5